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                                                                    Exhibit 11.1



           NATIONAL BANCSHARES CORPORATION OF TEXAS AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                    (In thousands, except per share amounts)





                                                                                     THREE MONTHS ENDED MARCH 31,
                                                                                     ---------------------------
                                                                                         1996            1995
                                                                                        -----           -----
NET INCOME PER COMMON SHAREHOLDER:
  Income before extraordinary credit................................................    $1,361          $1,133
  Extraordinary credit, net of tax..................................................        --             219
                                                                                        ------          ------
  Primary earnings applicable to common shareholders................................    $1,361          $1,352
                                                                                        ======          ======
COMMON STOCK SHARES USED IN PRIMARY PER SHARE CALCULATION:
  Weighted average number of common shares outstanding..............................     4,583           4,415
  Addition from assumed exercise of stock options...................................        57               6
  Addition from assumed exercise of Series A Convertible
        Preferred Stock.............................................................        --             223
  Addition from assumed conversion of  Series B Convertible
        Preferred Stock.............................................................        74             128
                                                                                        ------          ------
Weighted average number of common and
  common-equivalent shares outstanding..............................................     4,714            4,772
                                                                                        ======          =======
PRIMARY EARNINGS PER COMMON SHARE:
  Income before extraordinary credit................................................    $  .29          $   .24
  Extraordinary Credit..............................................................        --              .04
                                                                                        ------          -------
      Earnings per share............................................................    $  .29          $   .28
                                                                                        ======          =======



Note: Fully diluted earnings per share are not presented as dilution is less than 3%.